Exhibit (n)(1)

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Destiny Tech100 Inc. on Amendment 5 of Form N-2 (File No. 811-23802) of our report dated March 27, 2023, with respect to our audit of the financial statements as of December 31, 2022 and for the year then ended, which report appears in this Amendment 5 to the Registration Statement on Form N-2.

We also consent to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is also part of this Registration Statement.

/s/ Marcum llp

Marcum llp

San Francisco, California

June 29, 2023